CUSIP No. 125919308

EXHIBIT 1

AGREEMENT, dated as of February 14, 2017, by and among Perritt Capital Management, Inc., an Illinois corporation, and Perritt Funds, Inc., a Maryland corporation.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Perritt Capital Management, Inc. and Perritt Funds, Inc. hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one statement on Schedule 13G relating to their ownership of the Common Stock of CPI Aerostructures, Inc. and hereby further agree that said statement shall be filed on behalf of Perritt Capital Management, Inc. and Perritt Funds, Inc.  Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of CPI Aerostructures, Inc.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

PERRITT CAPITAL MANAGEMENT, INC.

By:        /s/ Lynn E. Burmeister
Lynn E. Burmeister
Chief Compliance Officer
    and Vice President

PERRITT FUNDS, INC.

By:        /s/ Lynn E. Burmeister
Lynn E. Burmeister
Chief Compliance Officer and Secretary